Exhibit 5.2

October 31, 2016

ReWalk Robotics Ltd.

3 Hatnufa Street, Floor 6

Yokneam Ilit 2069203, Israel

Ladies and Gentlemen:

We have acted as U.S. counsel to ReWalk Robotics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the issuance and sale by the Company (the “Offering”) of 3,250,000 units (the “Units”), each Unit consisting of (i) one ordinary share, par value NIS 0.01 per share (each, an “Ordinary Share” and collectively, the “Ordinary Shares”), of the Company (each, an “Offering Share” and collectively, the “Offering Shares”) and (ii) 0.75 of a warrant to purchase one Ordinary Share at an exercise price of $4.75 per share (each an “Offering Warrant” and collectively, the “Offering Warrants”), plus up to 487,500 Units subject to an option granted by the Company to the Underwriter (the “Option Units”). The Ordinary Shares underlying the Option Units are referred to as the “Option Shares” (together with the Offering Shares, the “Shares”) and the warrants underlying the Option Units are referred to as the “Option Warrants” (together with the Offering Warrants, the “Warrants”). The Shares and the Warrants are being offered pursuant to a registration statement on Form S-3 (File No. 333-209833) (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2016, as subsequently amended, and are being offered pursuant to the prospectus included in the Registration Statement, dated as of May 9, 2016 (the “Base Prospectus”), the preliminary prospectus supplement filed with the SEC on October 26, 2016 pursuant to Rule 424(b) (the “Preliminary Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Act”), and the final prospectus supplement filed with the SEC on October 28, 2016 pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”). The Units and the Option Units are being sold to Oppenheimer & Co. Inc. (the “Underwriter”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated October 27, 2016, between the Company and Underwriter.

Each series of Warrants will be issued substantially in the form of Exhibit 4.1 to the Company’s Current Report on Form 8-K being filed with the SEC on the date hereof and incorporated by reference into the Registration Statement (the “Form of Warrant”).  This opinion letter is rendered pursuant to Item 601(b)(5) of Regulation S-K and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus, the Preliminary Prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Warrants.

We have examined the Registration Statement and exhibits thereto, the Base Prospectus, the Preliminary Prospectus and Prospectus Supplement and such certificates of public officials and certificates of officers of the Company, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records and papers of the Company, and such other documents, records and papers as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Our opinions set forth herein are limited to the laws of the State of New York and we do not express any opinion herein concerning any other laws.  Various issues concerning the laws of the State of Israel are addressed in the opinion of Goldfarb Seligman & Co., separately provided to you.  We express no opinion with respect to those matters, except as expressly set forth herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when duly authorized by all necessary corporate action and upon (i) the offering and sale of the Warrants in accordance with the Underwriting Agreement and (ii) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity).

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K being filed with the SEC on the date hereof, which will be incorporated into the Registration Statement, and to the references to this firm in the sections entitled “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ White & Case LLP
White & Case LLP

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